Filed under Rule 433

File No. 333-131159

CIT Group Inc.

$750,000,000 5.40% Senior Notes due January 30, 2016

Final Term Sheet

Issuer:	CIT Group Inc.
Principal Amount:	$750,000,000
Type:	SEC Registered – Registration Statement No. 333-131159
Issue Price:	99.885%
Underwriters’ Commission:	.45%
Proceeds to Issuer:	$745,762,500
Pricing Date:	January 23, 2006
Settlement Date:	January 30, 2006
Maturity Date:	January 30, 2016
Interest Rate:	5.40%
Spread to Treasury:	105 basis points (1.05%)
Benchmark Treasury:	4.5% due November 15, 2015
Benchmark Yield:	4.365%
Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:

Interest will be paid on the Maturity Date and semiannually on January 30 and July 30 of each year, commencing on July 30, 2006, provided that if any such day is not a Business Day, the payment will be made on the next Business Day unadjusted.

Accrual of Interest:

Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment Date.

Minimum Denomination:	Minimum denominations of $1,000 and integral multiples of $1,000.
Exchange Listing:	None.

Other Provisions:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

___________________________________

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lehman Brothers, Goldman Sachs & Co. or BNP Paribas will arrange to send you the prospectus if you request it by calling Lehman Brothers (collect) at 212 526 9664, Goldman Sachs & Co. at 1-866-471-2526 or BNP Paribas at 212 841 3435.